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                                                                     EXHIBIT 1.2




                              VORNADO REALTY TRUST

                   (a Maryland real estate investment trust)

                      Common Shares of Beneficial Interest


                                TERMS AGREEMENT
                                ---------------


                               December 18, 1996


GOLDMAN, SACHS & CO.
 85 Broad Street
New York, New York  10004

Dear Ladies and Gentlemen:

                 Vornado Realty Trust, a Maryland real estate investment trust (the "Company"), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated December 18, 1996 (the "Underwriting Agreement"), to issue and sell to you (the "Underwriter") the Securities specified herein (the "Offered Securities"). This agreement is the Terms Agreement relating to the Offered Securities referred to in the Underwriting Agreement.

                 Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Terms Agreement, except that each representation and warranty that refers to the Prospectus in Section 1 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Terms Agreement in relation to the Prospectus as amended or supplemented relating to the Offered Securities which are the subject of this Terms Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the
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Underwriting Agreement are used herein as therein defined.  The address of the
Underwriters referred to in Section 11 of the Underwriting Agreement is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, Attention:
Richard Lieb.

                 An amendment to the Registration Statement, or the Prospectus Supplement, as the case may be, relating to the Offered Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

                 Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and to sell to the Underwriter, and the Underwriter agrees to purchase from the Company, at the time and place and at the purchase price to the Underwriter set forth herein, the number of Offered Securities set forth below.

                 The Company hereby grants to the Underwriter the right to purchase at its election up to the number of Additional Offered Securities set forth herein on the terms referred to herein for the sole purpose of covering over-allotments in the sale of the Firm Offered Securities. Any such election to purchase Additional Offered Securities may be exercised by notice from the Underwriter to the Company specifying the number of Additional Offered Securities to be purchased and the date on which such Additional Offered Securities are to be delivered.

                 Pursuant to Section 2 of the Underwriting Agreement, the Company agrees with the Underwriter as follows:

                 1.     Total number of Offered Securities to be issued:


                             Firm Offered Securities          1,500,000 Common Shares
                             Additional Offered Securities
                               (maximum):                     225,000 Common Shares

                 2. Initial public offering price per share: The Common Shares offered hereby may be offered by the Underwriter from time to time for sale in one or more transactions on the NYSE or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices, subject to prior sale when, as and if delivered to and accepted by the Underwriter. The Underwriter may effect such transactions by selling Common Shares to or through dealers.

                 3.     Underwriting price to be paid by the Underwriter:
                        $49.04

                 4.     Specified Funds for payment of the purchase price:
                        Wire transfer of same day funds




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                 5.       Closing date, time and location:  December 23, 1996,
                          Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022.

                 6.       Listing:  New York Stock Exchange

                 7.       Names and addresses of Representatives:  N/A

                 8.       Other Requirements:

                          (a)      The applicable lock-up period pursuant to
                                  Section 3(l) is 60 days from the date hereof.

                          (b) Each of Steve Roth, Chairman of the Board and Chief Executive Officer of the Company, and Interstate Properties will agree that, subject to certain exceptions without the consent of the Underwriter, not to, directly or indirectly, sell, offer to sell, grant any option for the sale of, contract to sell or otherwise transfer or dispose of, or announce the intent to take any such action, any Common Shares or any security convertible or exchangeable for Common Shares for a period of 60 days from the date hereof.

                          (c) For purposes of Section 1 of the Underwriting Agreement, "subsidiary" shall include Alexander's, Inc. and representations and warranties with respect to a "subsidiary" shall apply to Alexander's, Inc.

                          (d) This Agreement shall be governed by the laws of the State of New York.

                 9.       Other:

                          Registration Statement(s):
                            No. 33-52441
                            No. 33-62395

                              -------------------

                 If the foregoing is in accordance with your understanding of the agreement between you and the Company, please sign and return to the Company a counterpart hereof, whereupon this instrument along with all counterparts (including the provisions of the





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Underwriting Agreement incorporated by reference herein) shall be a binding agreement between the Underwriter and the Company in accordance with its terms and the terms of the Underwriting Agreement.

                                 Very truly yours,

                                 VORNADO REALTY TRUST


                                 By:   /s/ Joseph Macnow
                                      ------------------------------------------
                                      Name:  Joseph Macnow
                                      Title: Vice President and Chief Financial
                                                   Officer



Accepted as of the date first above written:

GOLDMAN, SACHS & CO.



   /s/ Goldman, Sachs & Co.
-------------------------------------------------
(Goldman, Sachs & Co.)





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                                                                    Schedule I
                                                                        to
                                                                 Terms Agreement



                                      N/A





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